Chembio to Sponsor AIDS Walk New York 2010

MEDFORD, NEW YORK—May 10, 2010-Chembio Diagnostics, Inc. (OTC.BB:CEMI - News), which develops, manufactures, markets and licenses point-of-care diagnostic tests, and is the only New York-based manufacturer of rapid HIV/AIDS testing products, announced today it will be taking an active role in the 25th anniversary of AIDS Walk New York on Sunday, May 16, 2010. Not only is Chembio among the walk’s sponsors; company employees will also be participating in this historic walk to raise funds for AIDS research.

Lawrence Siebert, Chembio's Chief Executive Officer, said, “This walk has become a New York tradition, raising money, raising awareness, and raising the spirits of people who are HIV positive and the people who love them.  We at Chembio are proud to be a part of it and we invite people of all walks of life to come join us on this historic walk.”

He added, “When this walk started a quarter century ago, AIDS was truly terrifying.  We didn’t know what caused it, we didn’t know how it really spread, and we certainly had no way of treating it.  AIDS was a death sentence.   Just getting tested was a stressful exercise as it took days for the lab work to come back.  Now, thanks to hard work from some of the world’s best scientists, AIDS doesn’t have to mean death; it’s treatable.  Our tests have reduced the time it takes to know your HIV status to a matter of minutes.  And someday, AIDS will be curable -- until that happens, we’ll keep on walking.”

About AIDS Walk New York

Since 1986, AIDS Walk New York has raised more than $105 million for HIV programs and services in the tri-state area, and has grown into the largest AIDS fundraising event in the world.  In 2009 alone, 45,000 participants, many of whom were members of 2,880 corporate and community teams, raised a record sum of over $5.6 million for Gay Men's Health Crisis (GMHC) and 50 other local AIDS service organizations.  GMHC is the world's most comprehensive provider of AIDS services for men, women and children.

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $5 billion point-of-care testing market. Chembio's two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Inverness Medical Innovations, Inc. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485. For more information, please visit: www.chembio.com .

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed a review or audit of those results.  Actual revenue may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Company Contact:
Susan Norcott (631) 924-1135 Ext. 125
snorcott@chembio.com

Investor & Public Relations:
The Investor Relations Group
Enrique Briz 212-825-3210
ebriz@investorrelationsgroup.com